SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED FEBRUARY 28, 2006
(TO PROSPECTUS DATED FEBRUARY 27, 2006)

                                  $773,371,100
                                  (APPROXIMATE)

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                           [INDYMAC BANK, F.S.B. LOGO]
                          SPONSOR, SELLER AND SERVICER

                    INDYMAC INDX MORTGAGE LOAN TRUST 2006-AR3
                                 ISSUING ENTITY

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-AR3
                               ------------------

     This Supplement amends the prospectus supplement dated February 28, 2006 that has been issued with respect to the IndyMac INDX Mortgage Loan Trust
2006-AR3, Mortgage Pass-Through Certificates, Series 2006-AR3 (the
"CERTIFICATES"), as described below.

     o   The table on page S-7 of the prospectus supplement is restated in its entirety as follows:

CLASS                         INITIAL INTEREST RATE(1)   PASS-THROUGH RATE
---------------------------- -------------------------- -------------------

    OFFERED CERTIFICATES

    1-A-1 .................. 5.86128521%                      (2)
    1-A-2 .................. 5.96712562%                      (2)
    1-X .................... 0.39092990%                      (5)
    2-A-1A ................. 6.44684073%                      (6)
    2-A-1B ................. 6.25000000%                      (2)
    2-A-1C ................. 5.89780114%                      (2)
    2-A-2 .................. 6.04969548%                      (2)
    2-X .................... 0.37632047%                      (5)
    3-A-1A ................. 6.20653572%                      (6)
    3-A-1B ................. 6.00000000%                      (7)
    3-A-2 .................. 6.20653572%                      (6)
    3-X .................... 0.20653572%                      (8)
    A-R .................... 6.26279867%                      (6)
    B-1 .................... 6.35899137%                      (9)
    B-2 .................... 6.35899137%                      (9)
    B-3 .................... 6.35899137%                      (9)
    NON-OFFERED CERTIFICATES

    Class P ................        (10)                     (10)
    Class B-4 .............. 6.35899137%                      (9)
    Class B-5 .............. 6.35899137%                      (9)
    Class B-6 .............. 6.35899137%                      (9)

CLASS                         INTEREST ACCRUAL PERIOD   INTEREST ACCRUAL CONVENTION
---------------------------- ------------------------- ----------------------------

    OFFERED CERTIFICATES

    1-A-1 ..................    calendar month (3)               30/360 (4)
    1-A-2 ..................    calendar month (3)               30/360 (4)
    1-X ....................    calendar month (3)               30/360 (4)
    2-A-1A .................    calendar month (3)               30/360 (4)
    2-A-1B .................    calendar month (3)               30/360 (4)
    2-A-1C .................    calendar month (3)               30/360 (4)
    2-A-2 ..................    calendar month (3)               30/360 (4)
    2-X ....................    calendar month (3)               30/360 (4)
    3-A-1A .................    calendar month (3)               30/360 (4)
    3-A-1B .................    calendar month (3)               30/360 (4)
    3-A-2 ..................    calendar month (3)               30/360 (4)
    3-X ....................    calendar month (3)               30/360 (4)
    A-R ....................    calendar month (3)               30/360 (4)
    B-1 ....................    calendar month (3)               30/360 (4)
    B-2 ....................    calendar month (3)               30/360 (4)
    B-3 ....................    calendar month (3)               30/360 (4)
    NON-OFFERED CERTIFICATES

    Class P ................           N/A                          N/A
    Class B-4 ..............    calendar month (3)               30/360 (4)
    Class B-5 ..............    calendar month (3)               30/360 (4)
    Class B-6 ..............    calendar month (3)               30/360 (4)

---------

(1)  Reflects the interest rate as of the closing date.

(2)  The pass-through rate for these classes of certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans in the corresponding loan group minus the pass-through rate of the related component of notional amount certificates.

(3)  The interest accrual period for any distribution date will be the calendar month preceding that distribution date. These certificates will settle with accrued interest.

(4)  Interest accrues at the rate specified in this table based on a 360-day year that consists of twelve 30-day months.

(5)  The pass-through rate for these classes of certificates for the interest accrual period related to any distribution date will be the weighted average of the pass-through rates of the related components.

(6)  The pass-through rate for these classes of certificates for the interest accrual period related to any distribution date will be the weighted average adjusted net mortgage rate of the related mortgage loans.

(7)  The pass-through rate for this class of certificates for the interest accrual period related to any distribution date will be a per annum rate equal to the weighted average adjusted net mortgage rate of the mortgage loans in the corresponding loan group minus the pass-through rate of the related class of notional amount certificates.

(8)  The pass-through rate for this class of certificates for the interest accrual period related to any distribution date (x) on or prior to the weighted average next adjustment date will be 0.20653572% per annum and (y)
     after the weighted average next adjustment date will be 0%.

(9)  The pass-through rate for the subordinated certificates is generally a weighted average rate based on the weighted average adjusted net mortgage rate of the mortgage loans in each loan group, weighted based on the related assumed balance. For the interest accrual period for any distribution date, the pass-through rate for each class of subordinated certificates will be equal to (i) the sum of the following for each loan group: the product of (x) the weighted average of the adjusted net mortgage rates of the mortgage loans in that loan group as of the first day of the prior calendar month and (y) the aggregate stated principal balance of the mortgage loans in that loan group as of the first day of the prior calendar month, minus the aggregate class certificate balance of the senior certificates related to that loan group immediately prior to that distribution date, divided by (ii) the aggregate class certificate balance of the subordinated certificates immediately prior to that distribution date.

(10) The Class P Certificates will not accrue any interest.
                                                        (continued on next page)

                       COUNTRYWIDE SECURITIES CORPORATION

                                March 10, 2006

o    The second paragraph under the heading "Notional Amount Certificates" on page S-43 of the prospectus supplement is restated in its entirety as follows: "The "NOTIONAL AMOUNT" for each of the Class 1-X and Class 2-X
     Certificates for any Distribution Date will equal the aggregate Notional
     Amount of the related components."

o    The table on page S-43 of the prospectus supplement is restated in its entirety as follows:

DESIGNATION         CORRESPONDING CLASS   INITIAL NOTIONAL AMOUNT   PASS-THROUGH RATE(1)
------------------ --------------------- ------------------------- ---------------------

  1-X-1 ..........         1-A-1                $78,970,000              0.40151346%
  1-X-2 ..........         1-A-2                $ 8,774,000              0.29567305%
  2-X-1 ..........         2-A-1B               $75,000,000              0.19684073%
  2-X-2 ..........         2-A-1C               $72,609,000              0.54903959%
  2-X-3 ..........         2-A-2                $44,179,000              0.39714525%

---------

(1)  The pass-through rate for each notional component for the interest accrual period for each Distribution Date, on or prior to the related Weighted
     Average Next Adjustment Date will be the applicable percentage set forth above and will be zero thereafter.

o    Paragraphs three and four on page S-54 of the prospectus supplement are restated in their entirety as follows:

     "The pass-through rate for the Class 3-A-1A and Class 3-A-2 Certificates for the interest accrual period related to each Distribution Date will equal the Weighted Average Net Mortgage Rate of the Group 3 Mortgage Loans.
     The pass-through rate for the Class 3-A-1A and Class 3-A-2 Certificates for the interest accrual period related to the first Distribution Date is expected to be 6.20653572% per annum, respectively.

     The pass-through rate for the Class 3-A-1B Certificates for the interest accrual period related to each Distribution Date (i) on or prior to the related Weighted Average Next Adjustment Date will equal the Weighted
     Average Net Mortgage Rate of the Group 3 Mortgage Loans minus the pass-through rate of the Class 3-X Certificates and (ii) after the related
     Weighted Average Next Adjustment Date will equal the Weighted Average Net
     Mortgage Rate of the Group 3 Mortgage Loans. The pass-through rate for the
     Class 3-A-1B Certificates for the interest accrual period related to the first Distribution Date is expected to be approximately 6.0000% per annum."

o    A paragraph immediately preceding the table appearing on page S-54 of the prospectus supplement is added as follows:

     "The pass-through rate for the Class 3-X Certificates for the interest accrual period related to each Distribution Date (i) on or prior to the related Weighted Average Next Adjustment Date will equal 0.20653572% and
     (ii) after the related Weighted Average Next Adjustment Date will equal
     0%."

o    The Weighted Average Initial Adjustment Date for loan group 3 appearing on the table on page S-54 of the prospectus supplement is amended to read
     "January 2013."

o    The rate of CPR for the Class 1-X Certificates appearing on the first table on page S-74 is amended to read "31%."

o    The table appearing under the heading "Sensitivity of the Notional Amount
     Certificates to Prepayments (Pre-tax Yields to Maturity)" on page S-74 of the prospectus supplement is restated in its entirety as follows:

                                                    PERCENTAGE OF CPR
                         ------------------------------------------------------------------------
CLASS                         5%           10%           25%            35%              45%
----------------------   -----------   -----------   -----------   -------------   --------------

  1-X ................       37.94%        31.39%        10.18%         (5.19)%         (21.63)%
  2-X ................       39.21%        32.45%        10.97%         (4.57)%         (21.39)%
  3-X ................       40.87%        33.98%        12.56%         (3.04)%         (19.95)%